   As filed with the Securities and Exchange Commission on October 20, 1999

                                                       Registration No. 333-____
________________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               _________________

                      REGISTRATION STATEMENT ON FORM S-8
                                     under
                          THE SECURITIES ACT OF 1933

                               _________________

                           AXENT TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                         2400 Research Boulevard, Suite 200
Delaware                      Rockville, Maryland  20850                 87-0393420
                                  (301) 258-5043
(State or other          (Address of principal executive offices)        (I.R.S. Employer
jurisdiction of                                                         Identification No.)
incorporation or
organization)

                           AXENT Technologies, Inc.
                           1999 INCENTIVE STOCK PLAN
                           (Full title of the plan)

                                 GARY M. FORD
                           AXENT Technologies, Inc.
                      2400 Research Boulevard, Suite 200
                          Rockville, Maryland  20850
                                (301) 258-5043

(Name, address and telephone number, including area code, of agent for service)

                               _________________

                        CALCULATION OF REGISTRATION FEE

____________________________________________________________________________________________________________________________________
                                                   PROPOSED MAX-             PROPOSED MAX-
   TITLE OF SECURITIES         AMOUNT TO BE         IMUM OFFERING           IMUM AGGREGATE              AMOUNT OF
    TO BE REGISTERED           REGISTERED/(1)/     PRICE PER SHARE           OFFERING PRICE           REGISTRATION FEE
    ----------------           --------------      ---------------          ---------------           ----------------
Common Stock (par value         1,300,000            $12.563 /(2)/           $16,331,900 /(2)/        $4,540.27 /(2)/
$.02 per share)
____________________________________________________________________________________________________________________________________

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1999 Incentive Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee on the basis of the closing price of $12.563 per share reported on the Nasdaq National Market on October 19, 1999.

    This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of registered securities will begin as soon as practicable after such effective date.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ----------------------------------------

     The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by AXENT Technologies, Inc. (the "Company") are hereby incorporated by reference in this Registration
Statement:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999, pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

     (2) The Company's Interim Report on Form 8-K filed on April 13, 1999 and Amendment Number 1 to Form 8-K filed on June 14, 1999 pursuant to
          Section 13 of the Exchange Act.

     (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed on August 16, 1999, pursuant to Section 13 of the Exchange Act.

     (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     (5) The Company's Proxy Statement dated April 30, 1999, for its Annual Meeting of Stockholders held on June 4, 1999 filed pursuant to Section 14 of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.  Not applicable.
          --------------------------

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          ---------------------------------------

     Counsel for the Company, Shaw Pittman, Washington, D.C., has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable. Certain members of Shaw Pittman, or investment partnerships of which such persons are partners, beneficially own approximately 9,650 shares of the Company's Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          ------------------------------------------

    Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and employees of a corporation under certain conditions and subject to certain limitations. The Company's Bylaws include provisions to require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary, and the Company has entered into indemnification agreements with its directors and officers to that effect.
Section 145 empowers the Company to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions and the Company maintains such insurance providing coverage of up to $7 million with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.
          ------------------------------------

ITEM 8.   EXHIBITS.
          ---------

     Exhibit
     Number         Description
     ------         -----------

     5.1 Opinion of Shaw Pittman, as to the legality of securities being registered.

     10.1           1999 Incentive Stock Plan of the Company.

     23.1           Consent of Counsel (contained in Exhibit 5.1).

     23.2           Consent of Independent Accountants.

     24.1           Power of Attorney (included in signature pages).


ITEM 9.   UNDERTAKINGS.
          -------------

     (a) The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and the State of Maryland on this 20th day of October, 1999.

                              AXENT TECHNOLOGIES, INC.


                              By: /s/ John C. Becker
                                  ---------------------------------------
                                  John C. Becker, Chief Executive Officer
                                  and Director


                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Each person whose signature appears below in so signing also makes, constitutes and appoints John C. Becker, Gary M. Ford, and Robert B. Edwards, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement on Form S-8, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

A Majority of the Board of Directors:

Signature                                              Title                                        Date
---------                                              -----                                        ----
/s/ John C. Becker                                     Chairman of the Board, Chief Executive       October 20, 1999
----------------------------------                     Officer and Director (Principal Executive
John C. Becker                                         Officer)


/s/ Robert B. Edwards, Jr.                             Vice President, Chief Financial Officer      October 20, 1999
----------------------------------                     and Treasurer (Principal Financial and
Robert B. Edwards, Jr.                                 Accounting Officer)


/s/ Gabriel A. Battista                                Director                                     October 20, 1999
-----------------------------------
Gabriel A. Battista


/s/ John F. Burton                                     Director                                     October 20, 1999
-----------------------------------
John F. Burton


/s/ Timothy A. Davenport                               Director                                     October 20, 1999
-----------------------------------
Timothy A. Davenport


/s/ Richard A. Lefebvre                                Director                                     October 20, 1999
------------------------------
Richard A. Lefebvre


/s/ Kevin A. McNerney                                  Director                                     October 20, 1999
------------------------------
Kevin A. McNerney

                                 EXHIBIT INDEX

     Exhibit
     Number      Description
     ------      -----------

     5.1         Opinion of Shaw Pittman L.L.P. (contains Consent of Counsel).

     10.1*       1999 Incentive Stock Plan of the Company.

     23.1        Consent of Counsel (contained in Exhibit 5.1).

     23.2        Consent of Independent Accountants.

     24.1        Power of Attorney (included in signature pages).


_________________
*Incorporated by reference to the Company's Prospectus/Joint Proxy Statement, filed on April 30, 1999, with the Commission, File No. 000-28100